Exhibit 99.2

FOR IMMEDIATE RELEASE

Tuesday, November 12, 2013

Media General Completes Merger with Young Broadcasting

RICHMOND, Va. – Media General, Inc. (NYSE: MEG) today closed on its business combination with New Young Broadcasting Holding Co., Inc.

“All of us at Media General are extremely excited to complete our business combination with Young Broadcasting. We anticipate a quick and smooth integration of two companies with similar cultures and values. We are ready to capitalize immediately on our new, combined strength,” said George L. Mahoney, president and chief executive officer of Media General.

The portfolio of owned or operated stations for the new company includes:

Market	DMA Rank	Station	Network Affiliation

San Francisco-Oakland-San Jose, CA	6	KRON	MNT
Tampa-St. Petersburg-Sarasota, FL	14	WFLA	NBC
Raleigh-Durham, NC	24	WNCN	NBC
Nashville, TN	29	WKRN	ABC
Columbus, OH	32	WCMH	NBC
Greenville-Spartanburg, SC-Asheville, NC	37	WSPA	CBS
Greenville-Spartanburg, SC-Asheville, NC	37	WYCW	CW
Birmingham, AL	44	WVTM	NBC
Providence, RI	53	WJAR	NBC
Richmond-Petersburg, VA	57	WRIC	ABC
Albany-Schenectady-Troy, NY	58	WTEN	ABC
Albany-Schenectady-Troy, NY	58	WXXA	FOX
Mobile, AL-Pensacola, FL	59	WKRG	CBS
Knoxville, TN	61	WATE	ABC
Roanoke-Lynchburg, VA	66	WSLS	NBC
Green Bay-Appleton, WI	70	WBAY	ABC
Savannah, GA	92	WSAV	NBC
Jackson, MS	94	WJTV	CBS
Charleston, SC	95	WCBD	NBC
Johnson City, TN	97	WJHL	CBS
Greenville-New Bern, NC	99	WNCT	CBS
Davenport, IA-Rock Island-Moline, IL	100	KWQC	NBC
Myrtle Beach-Florence, SC	102	WBTW	CBS
Sioux Falls, SD	111	KELO	CBS
Augusta, GA	112	WJBF	ABC
Lansing, MI	115	WLNS	CBS
Lansing, MI	115	WLAJ	ABC
Lafayette, LA	122	KLFY	CBS
Columbus, GA	126	WRBL	CBS
Hattiesburg-Laurel, MS	167	WHLT	CBS
Rapid City, SD	173	KCLO	CBS

Media General will continue to be traded on the New York Stock Exchange under its existing symbol MEG. The merged company will retain the Media General name and will remain headquartered in Richmond, VA.

About Media General

Media General, Inc. is a leading local television broadcasting and digital media company, providing top-rated news, information and entertainment in strong markets across the U.S. The company owns or operates 31 network-affiliated broadcast television stations and their associated digital media and mobile platforms, in 28 markets. These stations reach 16.5 million, or 14%, of U.S. TV households. Their network affiliations include CBS (12), NBC (9), ABC (7), Fox (1), MyNetwork TV (1) and CW (1). Sixteen of the 31 stations are located in the top 75 designated market areas. Media General first entered the local television business in 1955 when it launched WFLA in Tampa, Florida as an NBC affiliate. The company subsequently expanded its station portfolio through acquisition. In November of 2013, Media General and Young Broadcasting merged, combining Media General’s 18 stations and Young’s 13 stations into the 31-member group that exists today. Five of the stations have been on the air since 1949: WCMH in Columbus, Ohio; WVTM in Birmingham, Alabama; WJAR in Providence, Rhode, Island; KWQC in Davenport, Iowa; and KRON in San Francisco.

Contact Media General
Media General maintains extensive company information on its website www.mediageneral.com. The company’s media and investor contact is Lou Anne J. Nabhan, Vice President-Corporate Communications, lnabhan@mediageneral.com or 804-887-5120.